EXHIBIT 99.1

                 PRESS RELEASE DATED NOVEMBER 21, 1996


For Media Inquiries:     Alan Markow
                         Vice President, Corporate Communications
                         (408) 474-5409

For Finance Inquiries:   Greg Hinckley
                         Senior Vice President & CFO
                         (408) 434-7836

VLSI Technology Announces Plans To End Production In Its San Jose Wafer Fabrication Facility

San Jose, CA, November 21, 1996 -- VLSI Technology, Inc. (Nasdaq:VLSI) today announced plans to cease production in its San Jose wafer fabrication plant by the end of 1997. As a result of this action, the company plans to reduce its San Jose workforce by approximately 300 people over the next twelve months.

The company also announced that it will take a charge of between $100 and $120 million in the fourth quarter of 1996 to cover costs associated with the shutdown, including equipment write-downs, costs related to sales commitments and severance expenses.

VLSI's San Jose plant has been underutilized since the company began shifting to new markets in 1995. VLSI now focuses on providing semiconductor devices for cable and satellite set-top boxes, wireless communications such as cellular phones, networking equipment, computing and secure products.

"These new growth markets require leading edge process technology available at our newer fab located in San Antonio," said the company's Chairman and Chief Executive Officer Al Stein. "Despite the excellent performance of our San Jose fab and its people, the plant no longer supports our business strategies."

The decision to shutdown the San Jose fab came only after the company had attempted to increase fab utilization by marketing the plant as a foundry, and by searching for potential buyers or investors. The company plans to continue looking at other options to divest itself of the plant.

"While there is pain in this difficult decision," Stein said, "we're convinced it will enable us to invest appropriately to drive the growth of our company, and ultimately benefit the vast majority of VLSI's employees, customers and shareholders."

VLSI President and Chief Operating Officer Rich Beyer noted that the decision to operate the fab into the second half of 1997 if necessary was a signal of the company's commitment to its long-term customer base.

"Meeting customer requirements for semiconductors produced in our San Jose fab was a primary concern in planning this shutdown," said Beyer. "Beginning today, we're giving our customers a full briefing on the phase out. We will then align our production schedule with their specific product requirements."

The cutbacks will not affect VLSI's other San Jose-based operations, including its corporate headquarters, a technology development group and production test and prototype assembly facilities.

Employees whose positions are eliminated in the shutdown will be given 60 days notice and a competitive severance package.

Certain matters discussed in this news release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: uncertainty as to the exact timing, cost and effects of the proposed shutdown of the San Jose fabrication facility; loss of business from the company's customers whose devices are currently manufactured at the San Jose fabrication plant and who choose to substitute products from other manufacturers; unanticipated employee costs relating to the shutdown; inability to retain employees at the San Jose plant during the phase-out period; success in implementing cost reduction programs; lower factory utilization and excess capacity; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K for the year ended December 29, 1995, and subsequent Form 10-Qs.

About VLSI Technology, Inc.
VLSI Technology, Inc. designs and manufactures System-Level Silicon solutions based on its FSB[TM] functional system blocks[TM] library. Targeting its offerings toward the communications, consumer digital entertainment and computing markets, the company offers its customers advanced system-level integration capabilities. The company is based in San Jose, California, with 1995 revenues of $720 million, and approximately 3,000 employees worldwide. Visit VLSI's homepage at http://www.vlsi.com.
                                     ###
FSB, functional system blocks and System-Level Silicon are trademarks of VLSI Technology, Inc.
All other brand or product names are trademarks and/or registered trademarks of their respective owners.